UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

Issuance of Series 1 Preferred Stock

As previously announced, Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) is conducting a rights offering through the distribution of non-transferable subscription rights to purchase up to an aggregate of 1,000,000 units at a subscription price of $13.50 per unit, each unit consisting of one share of 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”) and one Series 1 Warrant to purchase 10 shares of common stock, as set forth in a final prospectus contained in the Company’s registration statement on Form S-1 declared effective by the U.S. Securities and Exchange Commission on December 15, 2016.

Although the expiration time of the rights offering has been extended to 5:00 P.M. Eastern Time, January 13, 2017, Chanticleer sold and issued the first tranche of its rights offering on December 29, 2016.

The general effects of the issuance of the Series 1 Preferred Stock on the holders of shares of Chanticleer’s common stock are as follows:

Dividends. Holders of the Series 1 Preferred will be entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or registered common stock. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of common stock prior to the date of issuance. Dividends will be paid prior to any dividend to the holders of common stock.

Liquidation Preference. The Series 1 Preferred will have a liquidation preference of $13.50 per share, equal to its purchase price. In the event of any liquidation, dissolution or winding up of the company, any amounts remaining available for distribution to stockholders after payment of all liabilities of the company will be distributed first to the holders of Series 1 Preferred and then to the holders of common stock.

Rank. The Series 1 Preferred will rank with respect to distribution rights upon liquidation, winding-up or dissolution of the company and dividend rights, junior to all of the company’s existing and future indebtedness but senior to common stock and any other class of capital stock the company issues in the future.

No Conversion. The Series 1 Preferred will not be convertible into or exchangeable for shares of our common stock or any other security, except through the exercise of Series 1 Warrants.

Voting Rights. Except as otherwise required by law, the Series 1 Preferred will be non-voting. Holders of the Series 1 Preferred will vote as a class on any amendment altering or changing the powers, preferences or special rights of the Series 1 Preferred so as to affect them adversely.

Redemption. Chanticleer will redeem the outstanding Series 1 Preferred at the expiration of the seven year term out of legally available funds. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

The foregoing description of the terms of the Series 1 Preferred is qualified in its entirety by reference to the full text of the Certificate of Designation for the Series 1 Preferred filed herewith as Exhibit 3.1, the terms of which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth above under Item 3.03 regarding the issuance of the Series 1 Preferred is incorporated herein by reference.

Item 8.01. Other Events

On December 30, 2016, Chanticleer issued a press release notifying its right holders of record that the Company has elected to extend the expiration time of the rights offering to 5:00 P.M. Eastern Time, January 13, 2017.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

3.1	Certificate of Designation of 9% Redeemable Series 1 Preferred Stock

99.1	Press Release dated December 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: December 30, 2016	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer